Exhibit 10.3

FERRARA EMPLOYMENT AGREEMENT - AMENDMENT #1

Cartesian, Inc. (the “Company”) and John Ferrara (“You”) entered into an Employment Agreement (the “Agreement”) effective September 28, 2015. The parties wish to amend the Agreement effective September 28, 2016 by replacing the clause 5(c) Stock Option Award in the Agreement with the following:

5(c) Stock Option Award. You will be granted 50,000 non-qualified stock options with vesting as follows:

•	16,666 vest when the market closing price of the stock is at $4 or greater for 30 consecutive days

•	16,666 vest when the market closing price of the stock is at $5 or greater for 30 consecutive days

•	16,667 vest when the market closing price of the stock is at $6 or greater for 30 consecutive days

This grant is subject to approval by the Company’s Compensation Committee, which the Company will seek as soon as possible after execution of this Amendment.  The exercise price of the options will be the greater of (1) $1.25 or (2) the market closing price on the date of grant by the Compensation Committee.  The grant details will be provided in a separate Grant Agreement once the options have been granted, and will include accelerating vesting in the event of a “Change of Control,” notwithstanding the stock price vesting levels set forth above.

All other existing clauses in the Agreement remain as originally agreed.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first set forth above.

THE COMPANY:                    EMPLOYEE:

CARTESIAN, INC.
A Delaware corporation

By: /s/ Peter Woodward                    /s/ John Ferrara
PETER WOODWARD                JOHN FERRARA
CEO